PRESS RELEASE

Contacts:

Home Diagnostics Ronald L. Rubin Chief Financial Officer (954) 332-2128 Sabrina Rios Corporate Communications Manager (954) 332-2141 srios@hdidiabetes.com	The Ruth Group Nick Laudico or Zack Kubow (investors) (646) 536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

Home Diagnostics Reports Fourth Quarter and Full Year 2008
Financial Results

Fourth Quarter and Recent Highlights

•	Board appointed Joseph H. Capper President and CEO on February 23, 2009

•	Total revenue of $29.5 million, an increase of 6.4% over prior year

•	Net income of $1.7 million, or $0.09 per diluted share

•	Expanded TRUEtrack distribution into all 3,600 Walmart pharmacies

•	Launched private-label no-code meter with Liberty Medical

•	Announced additional $5 million share repurchase program

FORT LAUDERDALE, Fla. – March 3, 2009 – Home Diagnostics, Inc. (Nasdaq: HDIX), a leading manufacturer and marketer of diabetes testing supplies, today announced financial results for the fourth quarter and full year ended December 31, 2008.

Total revenue for the fourth quarter was $29.5 million, an increase of 6.4% from $27.8 million in the fourth quarter of 2007. Retail channel sales were up 14.6%, driven by the continued nationwide launch of the new TRUEresult and TRUE2go blood glucose monitoring systems with Walgreens and Rite Aid. Retail channel results also benefitted from the nationwide roll out of TRUEtrack into all Walmart pharmacy stores. Mail service channel sales increased 5.6%, including the initial launch of the private label, no-coding blood glucose monitoring system with Liberty Medical. This was offset by lower sales to a customer due to an inventory build in the third quarter. Distribution channel sales increased 2.7% as a result of higher volume from certain national wholesale distribution customers. International sales increased 3.1% driven by continued success in Latin America and Australia, offset by lower sales in Germany. International sales faced a difficult comparison to the fourth quarter of 2007, which included strong sales in Germany from a distributor that increased purchases to meet their minimum volume commitment.

Gross profit for the fourth quarter of 2008 was $15.1 million, compared to $16.4 million in the fourth quarter of 2007. As a percentage of sales, gross margin decreased to 51.2% compared to 59.0% in the prior year period. The decreased gross profit margin was attributable primarily to the launch of the Company’s new TRUE2go and TRUEresult systems, which lowered the fourth quarter gross margin by 640 basis points. Other contributing factors were lower pricing primarily in the mail service channel and with certain durable medical equipment distribution customers driven by achievement of volume based pricing tiers.

Selling, general and administrative expenses were $12.5 million for the fourth quarter of 2008, compared with $11.7 million in the fourth quarter of 2007. The majority of the increase was due to higher sales and marketing expenses, including approximately $1.2 million of costs associated with the continued launch of the new products during the quarter.

Research and development expenses were $1.8 million for the fourth quarter of 2008, compared with $2.4 million in the fourth quarter of 2007. The decrease in research and development is primarily due to lower new product development costs following the launch of the TRUE2go and TRUEresult systems.

Operating income for the fourth quarter of 2008 was $0.8 million, compared to an operating loss of $1.2 million for the fourth quarter of 2007. The operating loss for the fourth quarter of 2007 included a litigation settlement expense of $3.5 million related to a patent infringement suit with Roche. Operating margin for the fourth quarter of 2008 was 2.8%, compared to a negative (4.4%) in the fourth quarter of 2007.

For the three-month period ended December 31, 2008, the Company reported net income of $1.7 million and diluted earnings per share of $0.09 based on weighted average shares outstanding of 18.3 million. Fourth quarter 2008 net income benefitted from a $0.6 million, or $0.03 per share, reduction in the Company’s tax provision reflecting reduced tax reserves following the expiration of tax statutes of limitation. Net income for the three-month period ended December 31, 2007 was $0.1 million or $0.01 per diluted share based on 19.6 million weighted average shares outstanding. Net income for the fourth quarter 2007 included a $3.5 million patent litigation settlement charge, or approximately $0.10 per share after income taxes.

Total revenue for the full year ended December 31, 2008 was $123.6 million, an increase of 6.9% from $115.6 million in the same period of 2007. Operating income for the full year 2008 and 2007 was $11.2 million. Net income for the year 2008 was $9.6 million, or $0.51 per diluted share, based on 18.8 million weighted average shares outstanding. Full year 2008 net income benefitted from a $1.5 million, or $0.08 per share, reduction in the Company’s tax provision related primarily to the resolution of IRS audits. Net income for the year ended December 31, 2007, was $9.6 million or $0.49 per diluted share based on 19.6 million weighted average shares outstanding. Net income for 2007 included a $3.1 million litigation settlement charge, net of recoveries, or approximately $0.09 per share after income taxes.

On February 23, 2009, the Board of Directors announced the appointment of Joseph H. Capper as President and Chief Executive Officer following an executive search initiated in November 2008.

“I am extremely excited to join the Home Diagnostics team,” said Joseph Capper, President and Chief Executive Officer of Home Diagnostics. “I believe the Company is poised to benefit from recent strategic investments including the new TRUEtest product platform, manufacturing capacity expansion for the new products, and increased distribution in all channels. I look forward to leveraging my experience in the diabetes industry to help build on these investments and accelerate the growth and expansion of our business.”

Separately, the Company said it and other leading blood glucose strip manufacturers have been in discussions with the Food and Drug Administration (FDA) regarding the risk of inaccurate blood glucose readings in GDH-PQQ systems for certain groups of patients who are undergoing maltose based therapies. The Company currently uses this enzyme in its TRUEtest strips and the FDA has requested that the Company develop a plan to further mitigate the risk for these patients.

Guidance
The Company said that it will provide full year 2009 financial guidance with its first quarter 2009 results in order to allow newly appointed President and CEO, Joseph Capper, to complete his evaluation of the business plan. However, the Company is providing directional commentary on its outlook for 2009 stating that it expects revenue growth to be in the mid single digit range. For the full year 2009, the Company expects gross margins to be in the low 50% range reflecting continued investment in the distribution of its new no code products. The Company expects earnings per share for the full year in 2009 to be relatively flat to slightly lower as compared to 2008 earnings, excluding the $0.08 per share contribution from the tax reserve adjustments in 2008.

The Company expects revenue in the first quarter of 2009 to be down mid single digits compared to the first quarter of 2008, reflecting the anticipated reduction in inventory days supply at wholesale distribution customers. This, combined with continued investment in the distribution of its new no code products, is expected to result in gross margins for the first quarter of 2009 slightly below the Company’s expectations for the full year 2009. These factors, as well as severance and other costs associated with the CEO transition, are expected to result in a net loss for the first quarter in the range of $3 million.

Conference Call
Home Diagnostics will hold a conference call on Tuesday, March 3, 2009 at 8:30 a.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.homediagnostics.com.

After the live Web cast, the call will remain available on Home Diagnostics’ Web site, www.homediagnostics.com, through April 3, 2009. In addition, a telephonic replay of the call will be available until March 10, 2009. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 312707.

About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. (NASDAQ: HDIX) is a leading developer, manufacturer and marketer of diabetes management solutions. Home Diagnostics, Inc. offers a portfolio of high-quality blood glucose monitoring systems that spans the spectrum of features and benefits to help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes TRUE2go™, TRUEresult™, TRUEtrack®, Sidekick®, TRUEread™ and Prestige Smart System® blood glucose monitoring systems. The products are available in more than 45,000 pharmacies throughout the U.S. Home Diagnostics is the exclusive co-brand supplier of blood glucose monitoring supplies for leading pharmacies including CVS, Rite Aid and Walgreens as well as national distributors such as AmerisourceBergen, Cardinal Health, McKesson and Invacare. Home Diagnostics, Inc. was named one of Forbes magazine’s “200 Best Small Companies” in 2008. For more information please visit www.homediagnostics.com.

Forward-Looking Statements
The above statements include forward-looking statements and are subject to risks and uncertainties. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. The statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control.

Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.

TRUE2go, TRUEresult, TRUEtest, TRUEtrack, Sidekick, TRUEread and Prestige Smart System are trademarks of Home Diagnostics, Inc. All other trademarks are property of their respective owners.

HOME DIAGNOSTICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2007	% to Sales	2008	% to Sales	2007	% to Sales	2008	% to Sales
Net sales	$27,766,783	100.0%	$29,541,659	100.0%	$115,601,256	100.0%	$123,582,443	100.0%
Cost of sales	11,374,636	41.0%	14,408,560	48.8%	45,555,532	39.4%	52,344,998	42.4%

Gross profit	16,392,147	59.0%	15,133,099	51.2%	70,045,724	60.6%	71,237,445	57.6%

Operating expenses
Selling, general and administrative (including stock-based compensation expense of $257,494 and income of $114,327 for the three months ended December 31, 2007 and 2008 and expense of $1,146,984 and $1,294,349 for the years ended December 31, 2007 and 2008, respectively)	11,689,690	42.1%	12,479,528	42.2%	46,826,377	40.5%	51,448,324	41.6%
Research and development	2,427,490	8.7%	1,815,880	6.2%	8,927,969	7.7%	8,635,081	7.0%
Insurance Settlement	3,500,000	12.6%	0	0.0%	3,050,000	2.7%	0	0.0%

Total operating expenses	17,617,180	63.4%	14,295,408	48.4%	58,804,346	50.9%	60,083,405	48.6%

Income (loss) from operations	(1,225,033)	-4.4%	837,691	2.8%	11,241,378	9.7%	11,154,040	9.0%

Other income (expense):
Interest income, net	437,536	1.6%	228,819	0.8%	1,655,580	1.4%	1,002,181	0.8%
Other, net	55,324	0.2%	56,101	0.2%	119,510	0.2%	(447,411)	-0.3%

Total other income (expense)	492,860	1.8%	284,920	1.0%	1,775,090	1.6%	554,770	0.5%

(Loss) / Income before provision for income taxes	(732,173)	-2.6%	1,122,611	3.8%	13,016,468	11.3%	11,708,810	9.5%
Provision (benefit) for income taxes	(841,443)	-3.0%	(581,818)	-2.0%	3,388,460	3.0%	2,064,372	1.7%

Net income	$109,270	0.4%	$1,704,429	5.8%	$9,628,008	8.3%	$9,644,438	7.8%

Earnings per common share:
Basic	$0.01		$0.10		$0.54		$0.54

Diluted	$0.01		$0.09		$0.49		$0.51

Weighted average shares used in computing earnings per common share:
Basic	17,952,964		17,483,262		17,953,336		17,707,484

Diluted	19,179,131		18,302,983		19,574,305		18,751,483

Home Diagnostics, Inc.
Supplemental Information
(Unaudited)

	December 31,	December 31,
	2007	2008
Selected Balance Sheet Data:
Cash and cash equivalents	$32,695,803	$30,366,785
Working capital	46,161,346	44,005,456
Total assets	130,251,037	141,339,701
Total debt	—	—
Total stockholders’ equity	106,099,423	112,065,961

	Three Months Ended December 31,		Years Ended December 31,
	2007	2008	2007	2008
Cash Flow Data:
Cash Provided by Operating Activities	$2,556,949	$6,074,057	$16,458,205	$15,462,188
Cash Used in Investing Activities	(2,117,606)	(9,150,200)	(8,668,474)	(13,075,691)
Cash Used in Provided by Financing Activities	(969,691)	(344,625)	(1,597,829)	(4,217,212)

     Revenue by Channel:

	Three Months Ended December 31,
	2007		2008
Retail	$7,446,204	26.8%	$8,536,470	28.9%
Distribution	12,098,975	43.6%	12,423,536	42.1%
Mail Service	4,143,330	14.9%	4,376,748	14.8%
International	4,078,274	14.7%	4,204,905	14.2%

	$27,766,783	100.0%	$29,541,659	100.0%

	Years Ended December 31,
	2007		2008
Retail	$25,959,006	22.5%	$29,072,801	23.5%
Distribution	58,545,693	50.6%	60,433,125	48.9%
Mail Service	16,570,901	14.3%	19,273,998	15.6%
International	14,525,656	12.6%	14,802,519	12.0%

	$115,601,256	100.0%	$123,582,443	100.0%